  UNDERWRITING AGREEMENT
Amendment No. 2

January 1, 2008

 The Underwriting Agreement dated February 1, 2004 and amended May 1, 2006 (the “Agreement”) by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc. (the “Underwriter”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the attached revised Schedule A which reflects the following changes:

(a)  the establishment of four new funds:  SC Lord Abbett Growth & Income Fund, SC Goldman Sachs Mid Cap Value Fund, SC Goldman Sachs Short Duration Fund, and SC PIMCO High Yield Fund; and

(b) the payment of fees on a monthly basis, rather than a quarterly basis.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

ATTEST:	SUN CAPITAL ADVISERS TRUST,
on behalf of each series listed onSchedule A

By: /s/ Maura A. Murphy                                By: /s/ James M.A. Anderson
Maura A. Murphy                                      James M.A. Anderson
Secretary                                                    President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

By: /s/ Michelle A. D’Albero
Michelle A. D’Albero
                                                                Authorized Signer

By: /s/ Michael S. Bloom
Michael S. Bloom
                                                      Authorized Signer

::ODMA\PCDOCS\LEGALDOCS\85419\3

Schedule A
Effective Date:  January 1, 2008

	Initial Class	Service Class
Sun Capital All Cap Fund	None	*
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Davis Venture Value Fund	None	*
SC Oppenheimer Main Street Small Cap Fund	None	*
SC FI Large Cap Growth Fund	None	*
SC Blue Chip Mid Cap Fund	None	*
SC Lord Abbett Growth & Income Fund	None	*
SC Goldman Sachs Mid Cap Value Fund	None	*
SC Goldman Sachs Short Duration Fund	None	*
SC PIMCO High Yield Fund	None	*

* Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class.  The fee will be accrued daily and paid monthly in arrears, within thirty (30) business days after the end of each calendar month.

::ODMA\PCDOCS\LEGALDOCS\85419\3